Exhibit 99.1


       Susan L. Bostrom Appointed to New Seat on Board of Directors for
                            Varian Medical Systems

    PALO ALTO, Calif., May 26 /PRNewswire-FirstCall/ -- Varian Medical Systems, Inc. (NYSE: VAR) today announced that Susan L. Bostrom has been appointed to a newly created eighth seat on the company's board of directors.
    "We are adding a person with considerable experience in strategic planning, global marketing, and government affairs to our board," said Richard M. Levy, chairman and CEO of Varian Medical Systems. "Susan Bostrom adds another important dimension to a board that already has considerable expertise in medicine and finance. We are all very pleased that she has agreed to join us."
    Ms. Bostrom is Senior Vice President of the Internet Business Solutions Group and Worldwide Government Affairs for Cisco Systems, Inc. of San Jose, California where she has been employed since 1997. She has served in senior management positions with companies including FTP Software, National Semiconductor Corporation, and McKinsey & Company, as well as Digital Equipment Corporation and AT&T. Ms. Bostrom also serves on the board of directors for Cadence Design Systems of San Jose, CA.
    Ms. Bostrom earned a BS in business administration from the University of Illinois in Champaign-Urbana in 1982 and an MBA from Stanford University's Graduate School of Business in 1986.
    Varian Medical Systems, Inc., of Palo Alto, California is the world's leading manufacturer of integrated cancer therapy systems, which are treating thousands of patients per day. The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 3,160 people who are located at manufacturing sites in North America and Europe and in its 56 sales and support offices around the world. In its most recent fiscal year ended September 26, 2003, Varian Medical Systems reported sales of $1 billion. Additional information is available on the company's web site at www.varian.com.

    CONTACT: Spencer Sias of Varian Medical Systems, Inc., +1-650-424-5782, or spencer.sias@varian.com.

SOURCE  Varian Medical Systems, Inc.
    -0-                             05/26/2004
    /CONTACT: Spencer Sias of Varian Medical Systems, Inc., +1-650-424-5782, or spencer.sias@varian.com/
    /Web site:  http://www.varian.com /
    (VAR)

CO:  Varian Medical Systems, Inc.
ST:  California
IN:  MTC BIO HEA
SU:  PER